Exhibit 99.3

Filed by: ThermoGenesis Corp.
Pursuant to Rule 425 under the Securities Act of 1933
Subject Company: ThermoGenesis Corp.
Commission File No.: 333-82900

Email Title: ThermoGenesis and TotipotentRx to Form Fully Integrated Regenerative Medicine Company

Dear ThermoGenesis Colleague,

I am very pleased to inform you that, moments ago, ThermoGenesis Corp and TotipotentRx Corporation, which specializes in human clinical trials in the field of regenerative medicine, announced that we have entered into a definitive merger agreement.  Our combined company, which is expected to be named Cesca Therapeutics, will become one of the first fully integrated regenerative medicines companies, offering clinically validated, commercially sustainable, point-of-care cell therapies for major therapeutic markets, including orthopedic, cardiovascular and neurologic indications.  Attached is a press release detailing this announcement and outlining what each of our companies brings to the combination.

Strategic benefits of the merger include:
•
One of the First Integrated Regenerative Medicine Companies.  Cesca Therapeutics will be one of the first companies to bring together cell-therapy-related devices, patented platform technologies, proprietary cell formulations and a cell-therapy-specific Clinical Research Organization.

•
One of the First to Provide Practical, Commercializable Cell Therapies. Cesca Therapeutics will offer safe and effective therapies backed by clinical evidence, including 10 clinical trials in osteoarthritis, avascular necrosis, cardiac and critical limb ischemia, among others, using patient- and regulator-friendly autologous cells and at the bedside, in a 60 minute protocol.

•
The Ability to Rapidly and Cost-Effectively Implement New Clinical Trials.  Cesca Therapeutics will have the ability to rapidly initiate clinical development of new cell therapies at its U.S. FDA-registered CRO in India and generate high quality data at a fraction of the cost of clinical trials undertaken in the U.S. or Europe.

•
Positioned to Commercialize in Both Developed and Emerging Markets.  Cesca’s existing U.S. and Asian footprints uniquely position it to meet the needs of patients, hospitals, and physicians across the globe.  This footprint allows flexibility to meet the variable market demands in service and price.

•
Significant Value Creation.  As a combined company, Cesca Therapeutics should support a higher valuation than either company alone, with the potential to create additional, near and long-term shareholder value through growth in its base business and the development of new protocols in major therapeutic areas.

This merger is expected to create value and opportunity for all of our stakeholders, including the employees of both our companies.  And, importantly, as there is very little overlap between our businesses, we expect operations to continue very much as usual through the merger.

We will be hosting an investor conference today at 6:00 a.m. PDT to discuss details of the transaction, which requires shareholder approval to complete.  I welcome you to join that call and to hear from me, and from Ken Harris, who will be President and a Director of our combined Company.

At 9:30 a.m. PDT today, I will be hosting a meeting, which I ask you to join conference room Sierra.  In addition, in the weeks and months that follow, you will be hearing more from the integration team about how all of us can help execute on the many strategic benefits and synergies of this combination.  If you have any questions in the meantime, please feel free to contact me by email or by phone.

Sincerely,

Matthew T. Plavan
Chief Executive Officer
ThermoGenesis Corp (NASDAQ: KOOL)
Email: mplavan@thermogenesis.com
Phone: 916-858-5100

Forward Looking Statement
This letter contains forward-looking statements. Such forward-looking statements include but are not limited to that the proposed merger will be consummated and that the resulting company will be able to become a fully integrated regenerate medicine company, to provide practical, commercializable cell therapies, to rapidly and cost-efficiently develop new clinical trial, cell therapies, to be positioned to commercialize in both developed and emerging markets and to create higher shareholder value.  These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors including the timing of proposed merger, the efficiency of integrating two companies, timing of FDA and foreign regulatory approvals as to products, changes in customer forecasts, our failure to meet customers' purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers' products, introduction timing and acceptance of our new products scheduled for fiscal year 2014, and introduction of competitive products and other factors beyond our control could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2014.  A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption "Risk Factors" in our annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com

Non-Solicitation
This letter and the information contained herein shall not constitute an offer to sell, buy or exchange or the solicitation of an offer to sell, buy or exchange any securities, nor shall there be any sale, purchase or exchange of securities in any jurisdiction in which such offer, solicitation, sale, purchase or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information
In connection with the merger, ThermoGenesis intends to file a registration statement (including a prospectus) on Form S-4 with the Securities and Exchange Commission.  Holders of ThermoGenesis Common Stock and TotipotentRx Corporation common stock are urged to read the proxy statement/prospectus and any other relevant documents when filed because they contain important information about ThermoGenesis, TotipotentRx and the merger.  A proxy statement will be sent to holders of our Common Stock and a proxy statement/prospectus will be sent to holders of TotipotentRx Corporation common stock.  When filed, the proxy statement/prospectus and other documents relating to the proposed merger can be obtained free of charge from the SEC’s website at www.sec.gov.  These documents can also be obtained free of charge from ThermoGenesis upon written request to ThermoGenesis, Investor Relations, 2711 Citrus Road Rancho Cordova, CA 95742.